Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-258755 and 333-231712 on Form S-8, and Registration Statement No. 333-273829 on Form S-3 of Dyadic International, Inc. of our report dated March 28, 2024, on the consolidated balance sheet of Dyadic International, Inc. as of December 31, 2023, and the consolidated statement of operations, stockholders’ equity and cash flows for the year ended, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Livingston, New Jersey

March 28, 2024